Exhibit 99.1

FOR IMMEDIATE RELEASE
January 29, 2025

Tandy Leather Factory Announces Completion of HQ Sale and Lease of New Space, Dividend to Stockholders

FORT WORTH, TEXAS – January 29, 2025 – Tandy Leather Factory, Inc. (the “Company”, Nasdaq: TLF) today announced that it had closed on the sale of its corporate headquarters facilities, including its primary distribution center and flagship retail store, to Colonna Brothers, Inc.  Concurrently with the closing, the Company entered into lease agreements to remain in its current spaces until approximately September 2025.  The Company is continuing to seek a new location for its Fort Worth flagship store, which remains open at its current site.

The Company also announced that on January 28, 2025, it entered into a ten-year lease for new headquarters and distribution space at Chisolm 20 Commerce Park in Benbrook Texas, a few miles from its current offices.  The lease, for approximately 134,000 square feet, will commence in July (with rent abated through September 2025) and runs through September 2035.  Initial rent will be approximately $111,000 per month (including taxes, maintenance and other net charges).

The Company also announced that its Board of Directors had declared the payment of a special cash dividend to its stockholders of $1.50 per share of common stock held.  The dividend will be paid on or about February 18, 2025, to stockholders of record at the close of trading on February 3.

Jeff Gramm, the Company’s Chairman, said, “We are happy to have closed the sale of Tandy’s current facilities and to have found a new space that will keep Tandy headquartered in the Fort Worth area.  Our new space is better sized for Tandy’s operations, and these transactions have allowed us to monetize an under-utilized asset for the benefit of our owners.  We are pleased to be able to return a substantial portion of the sale proceeds to our stockholders in the form of a dividend.  After we have successfully executed our headquarters and flagship store moves, the board will  consider paying an additional special dividend to our stockholders.  As we look to the future, our goals are straightforward. We want to grow our sales, improve our profitability, and return excess cash to shareholders, all while solidifying our position as the world’s leading leathercraft supplier.”

Johan Hedberg, the Company’s CEO, added, “In my first few weeks at Tandy Leather, I’ve been impressed by the energy of our employees and their passion for leathercrafting and our customers. We have our work cut out for us this year, with a complicated headquarters move and the relocation of our most profitable retail store.  Tandy will also have to contend with higher expenses associated with our new leased facilities.  I know we are up to the challenge, and my goal is to return this company to a profitable growth trajectory while continuing to provide top-notch products, service and engaging leather crafting classes at all our store locations to our dedicated customers.”

The Company further announced that current Director Eric Speron will step down from the Company’s Board as of January 31, 2025.  Mr. Speron stated, “Realizing an asset value north of our asking price for our headquarters buildings was the product of the strength of the Fort Worth market but also the people involved who showed patience, preparation and resolve.  It has been an honor to work closely alongside our chairman and the Board.  I look forward to seeing them, our management and employees continue to work with the same determination demonstrated during my tenure.”

Tandy Leather Factory, Inc. (http://www.tandyleather.com), headquartered in Fort Worth, Texas, is a specialty retailer of a broad product line, including leather, leatherworking tools, buckles and adornments for belts, leather dyes and finishes, saddle and tack hardware, and do-it-yourself kits.  The Company distributes its products through its 99 North American stores (including two temporarily closed for relocation) located in 40 US states and six Canadian provinces, and one store located in Spain.  Its common stock trades on the Nasdaq Capital Market under the symbol “TLF”.  To be included on Tandy Leather Factory's email distribution list, go to: http://www.b2i.us/irpass.asp?BzID=1625&to=ea&s=0.

Contact:  Jeff Gramm, Tandy Leather Factory, Inc.  (817) 872-3200 or jeff@banderapartners.com

This news release may contain statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: changes in general economic conditions, negative trends in general consumer-spending levels, failure to realize the anticipated benefits of opening retail stores; availability of hides and leathers and resultant price fluctuations; change in customer preferences for our product, and other factors disclosed in our filings with the Securities and Exchange Commission.  These forward-looking statements are made only as of the date hereof, and except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.